June 2012 Preliminary Terms No. 229 Registration Statement No. 333-178081 Dated June 19, 2012 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM
The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  If the basket has depreciated in value but has not declined by more than the buffer amount of 20%, the Buffered PLUS will redeem for par.  If the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the buffer amount, subject to a minimum payment at maturity.  The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket.  Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	July , 2014
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	June , 2012
Original issue date:	July , 2012 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the SPDR S&P 500 ETF Trust (the “SPY Shares”)	SPY	40%
	Shares of the iShares® Russell 2000 Index Fund (the “IWM Shares”)	IWM	20%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	15%
	S&P 100 Index (the “OEX Index”)	OEX	15%
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	10%

We refer to the OEX Index as the underlying index, the SPY Shares, IWM Shares, EEM Shares and EFA Shares, collectively, as the underlying shares and, together with the underlying index, as the basket components.

Payment at maturity (per Buffered PLUS):	▪	If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial basket value: $10
▪
If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 20% from the initial basket value: ($10 × the basket performance factor) + $2
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment due at maturity be less than $2 per Buffered PLUS.

Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	20%
Maximum payment at maturity:	$12.30 to $12.70 per Buffered PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2 per Buffered PLUS (20% of the stated principal amount)
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	June , 2014, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of the underlying index, the index closing value as published by the index publisher.  In the case of each of the underlying shares, the closing price of one underlying share times the applicable adjustment factor.

Multiplier:
The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket—Multiplier” above.

Adjustment factor:	With respect to each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61755S362 / US61755S3629
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product Supplement for PLUS dated November 21, 2011          Index Supplement dated November 21, 2011          Prospectus dated November 21, 2011

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 2 years
Leverage factor:	200%
Buffer amount:	20%
Maximum payment at maturity:	$12.30 to $12.70 per Buffered PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Basket weighting:	40% for the SPY Shares, 20% for the IWM Shares, 15% for the EEM Shares, 15% for the OEX Index and 10% EFA Shares.
Interest:	None

Key Investment Rationale

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset, subject to a minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario
The basket increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the basket percent increase, subject to the maximum payment at maturity of $12.30 to $12.70 per Buffered PLUS (123% to 127% of the stated principal amount), to be determined on the pricing date.

Par Scenario	The basket declines in value by no more than 20% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Downside Scenario
The basket declines in value by more than 20% and, at maturity, the Buffered PLUS redeem for an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value plus the buffer amount of 20%.  (Example: if the basket decreases in value by 40%, the Buffered PLUS will redeem for an amount that is less than the stated principal amount by 20%, or $8 per Buffered PLUS.)  The minimum payment at maturity is $2 per Buffered PLUS.

June 2012	Page 2

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	20%
Hypothetical maximum payment at maturity:	$12.50 per Buffered PLUS (125% of the stated principal amount)
Minimum payment at maturity:	$2 per Buffered PLUS (20% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the Buffered PLUS, an investor will realize the maximum payment at maturity at a final basket value of 112.5% of the initial basket value.

▪
Par Scenario.  If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 20% from the initial basket value, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
Downside Scenario.  If the final basket value has declined by an amount greater than the buffer amount of 20% from the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value beyond the buffer amount of 20%.  The minimum payment at maturity is $2 per Buffered PLUS.

▪	For example, if the basket depreciates 50%, investors will lose 30% of their principal and receive only $7 per Buffered PLUS at maturity, or 70% of the stated principal amount.

June 2012	Page 3

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final basket value has declined by an amount greater than the buffer amount of 20% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the percentage decrease beyond the buffer amount of 20%, plus $2 per Buffered PLUS.  You could lose 80% of your investment in the Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.30 to $12.70 per Buffered PLUS, or 123% to 127% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 123% to 127% of the stated principal amount for the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 11.5% to 13.5% of the initial basket value will not further increase the return on the Buffered PLUS.

▪
Market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the indices underlying the EEM Shares and EFA Shares trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to their respective adjustment factors, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition, the index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of such index.

June 2012	Page 4

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

▪
The prices of the EFA Shares and EEM Shares are subject to currency exchange risk. Because the prices of the EFA Shares and EEM Shares are related to the U.S. dollar value of stocks underlying the MSCI EAFE Index and MSCI Emerging Markets Index, as applicable, holders of the Buffered PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, the prices of the EFA Shares and EEM Shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign (and especially emerging markets) equity securities.  The EFA Shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked solely to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The Buffered PLUS are partially linked to the IWM Shares and are therefore subject to risks associated with small-capitalization companies.  The IWM Shares track the performance of the Russell 2000 Index, which consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000 Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

June 2012	Page 5

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

▪
The amount payable on the Buffered PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the basket closing value on the valuation date, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops on the valuation date to below 80% of the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the Buffered PLUS may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500 Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100 Index or MSCI EAFE Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500 Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100 Index or MSCI EAFE Index.

▪
Adjustments to any of the underlying shares or to the S&P 500 Index, Russell 2000 Index, MSCI Emerging Markets Index or MSCI EAFE Index could adversely affect the value of the Buffered PLUS.  The investment adviser to each of the SPDR S&P 500 ETF Trust, iShares® Russell 2000 Index Fund, iShares® MSCI EAFE Index Fund and the iShares®  MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500 Index, Russell 200 Index, MSCI EAFE Index and MSCI Emerging Markets Index, as applicable (each, a share underlying index).  Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the applicable underlying shares and, consequently, the value of the Buffered PLUS.  In addition, the publisher of each share underlying index is responsible for calculating and maintaining the share underlying indices.  The applicable index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying indices.  The applicable index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time.  If this discontinuance or suspension occurs following the termination of the related underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the Buffered PLUS.

▪
The underlying shares and the share underlying indices are different. The performance of any of the underlying shares may not exactly replicate the performance of the corresponding share underlying index because each of the underlying shares will reflect transaction costs and fees that are not included in the calculation of the corresponding indices tracked by such underlying shares.  It is also possible that one or more of the underlying shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund, differences in trading hours between the underlying shares and the corresponding share underlying index or due to other circumstances.  Additionally, the investment adviser of any of the underlying shares may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the corresponding index tracked by such basket components.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for each underlying shares certain events affecting such underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the

June 2012	Page 6

Buffered PLUS Based on a Basket Consisting of an Index and Four Exchange-Traded Funds due July    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket percent increase, the basket performance factor and the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the basket components or component stocks of the S&P 500® Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100® Index or MSCI EAFE Index), including trading in the underlying shares or the stocks that constitute the S&P 500® Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100® Index or MSCI EAFE Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the S&P 500 Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100 Index or MSCI EAFE Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components and, therefore, increase the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice

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requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Basket Overview

The basket consists of the SPDR S&P 500® ETF Trust (“SPY Shares”), shares of the iShares® Russell 2000 Index Fund (“IWM Shares”), shares of the iShares® MSCI Emerging Markets Index Fund (“EEM Shares”), S&P 100® Index (“OEX Index”) and shares of the iShares® MSCI EAFE Index Fund (“EFA Shares”) and offers exposure to price movements in the U.S. and international equity markets.

SPDR® S&P 500® ETF Trust. The SPDR S&P 500 ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  A SPDR represents an undivided ownership interest in SPY.  SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

iShares® Russell 2000 Index Fund.  The iShares® Russell 2000 Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index®.  The iShares® Russell 2000 Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the IWM Shares.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares, Inc., a registered investment company that consists of numerous separate investment portfolios, including the EEM Shares.    Information provided to or filed with the Commission by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”).  It is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  For additional information about the MSCI Emerging Markets IndexSM, please see the information set forth under “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

S&P 100® Index.  The S&P 100® Index, which is calculated, maintained and published by S&P, is a subset of the S&P 500 Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the S&P 100 Index are selected for sector balance.  The calculation of the value of the S&P 100 Index is based on the relative value of the aggregate Market Value of the common stocks of 100 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  The “Market Value” of any S&P 100 Component Stock

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is the product of the market price per share and the number of the then outstanding shares of such S&P 100 Component Stock.  For additional information about the S&P 100® Index, see the information set forth under “S&P 100® Index” in the accompanying index supplement.

iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the EFA Shares.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI.  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI EAFE Index®, please see the information set forth under “MSCI EAFE Index®” in the accompanying index supplement.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding SPY, iShares Trust and iShares, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPY, iShares Trust and iShares, Inc.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding SPY, iShares Trust and iShares, Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPY, iShares Trust and iShares, Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with SPY, iShares Trust and iShares, Inc.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPY, iShares Trust and iShares, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of SPY, iShares Trust and iShares, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 100®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”).  iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The securities are not sponsored, endorsed, sold, or promoted by S&P or BTC.  S&P and BTC make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  S&P and BTC have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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Information as of market close on June 18, 2012:

Basket Component Information as of June 18, 2012
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SPY Shares	SPX	$134.40	$127.05	$141.84 (on 4/2/2012)	$109.93 (on 10/3/2011)
IWM Shares	IWM	$77.31	$78.23	$85.65 (on 7/7/2011)	$60.99 (on 10/3/2011)
EEM Shares	EEM	$39.09	$45.81	$48.46 (on 7/7/2011)	$34.36 (on 10/3/2011)
OEX Index	OEX	615.29	567.04	645.29 (on 4/2/2012)	500.09 (on 10/3/2011)
EFA Shares	EFA	$49.36	$58.68	$60.80 (on 7/1/2011)	$46.45 (on 11/25/2011)

The following graph is calculated as if the basket had an initial value of 10 on January 1, 2007 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor, the buffer amount or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2007 to June 18, 2012

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The following graphs set forth the daily closing prices of each of the basket components for the period from January 1, 2007 through June 18, 2012.  The related tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the same period.  The closing values and closing prices, as applicable, for each of the basket components on June 18, 2012 were: (i) in the case of the SPY Shares, $134.40, (ii) in the case of the IWM Shares, $77.31 (iii) in the case of the EEM Shares, $39.09, (iv) in the case of the OEX Index, 615.29 and (v) in the case of the EFA Shares, $49.36.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

SPDR S&P 500 ETF Trust January 1, 2007 to June 18, 2012

SPDR S&P 500 ETF Trust (CUSIP: 78462F103)	High ($)	Low ($)	Period End ($)
2007
First Quarter	146.04	137.35	142.00
Second Quarter	154.10	142.16	150.43
Third Quarter	155.07	141.04	152.58
Fourth Quarter	156.48	140.95	146.21
2008
First Quarter	144.93	128.00	131.97
Second Quarter	143.05	127.53	127.98
Third Quarter	130.71	111.38	115.99
Fourth Quarter	116.06	75.45	90.24
2009
First Quarter	93.47	68.11	79.52
Second Quarter	95.08	81.06	91.95
Third Quarter	107.32	87.96	105.59
Fourth Quarter	112.72	102.49	111.44
2010
First Quarter	117.41	105.89	117.00
Second Quarter	121.81	103.22	103.22
Third Quarter	114.82	102.20	114.13
Fourth Quarter	125.92	113.75	125.75
2011
First Quarter	134.53	126.18	132.59
Second Quarter	136.43	126.81	131.97
Third Quarter	135.36	112.26	113.15
Fourth Quarter	128.63	109.93	125.50
2012
First Quarter	141.61	127.50	140.81
Second Quarter (through June 18, 2012)	141.84	128.10	134.40

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iShares® Russell 2000 Index Fund January 1, 2007 to June 18, 2012

iShares® Russell 2000 Index Fund (CUSIP: 464287655)	High ($)	Low ($)	Period End ($)
2007
First Quarter	82.39	75.17	79.51
Second Quarter	84.79	79.75	82.96
Third Quarter	85.74	75.20	80.04
Fourth Quarter	84.18	73.02	75.92
2008
First Quarter	75.16	64.50	68.29
Second Quarter	76.20	68.53	69.05
Third Quarter	75.30	65.05	68.00
Fourth Quarter	67.02	38.53	49.24
2009
First Quarter	51.25	34.39	42.05
Second Quarter	53.20	42.78	51.08
Third Quarter	62.02	47.87	60.24
Fourth Quarter	63.36	56.22	62.44
2010
First Quarter	69.23	58.68	67.80
Second Quarter	74.13	61.12	61.12
Third Quarter	67.67	59.04	67.50
Fourth Quarter	79.20	66.94	78.24
2011
First Quarter	84.17	77.19	84.17
Second Quarter	86.39	77.78	82.80
Third Quarter	85.65	64.30	64.30
Fourth Quarter	76.42	60.99	73.75
2012
First Quarter	84.40	74.56	82.81
Second Quarter (through June 18, 2012)	83.83	73.65	77.31

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iShares® MSCI Emerging Markets Index Fund January 1, 2007 to June 18, 2012

iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter (through June 18, 2012)	43.54	36.68	39.09

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S&P 100 Index January 1, 2007 to June 18, 2012

S&P 100 Index	High	Low	Period End
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	676.12	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter	602.49	562.51	592.72
Second Quarter	608.33	563.62	587.31
Third Quarter	602.51	506.61	513.37
Fourth Quarter	577.38	500.09	570.79
2012
First Quarter	644.38	580.53	640.68
Second Quarter (through June 18, 2012)	645.29	583.83	615.29

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iShares® MSCI EAFE Index Fund January 1, 2007 to June 18, 2012

iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2007
First Quarter	76.94	70.95	76.27
Second Quarter	81.79	76.47	80.63
Third Quarter	83.77	73.70	82.56
Fourth Quarter	86.18	78.24	78.50
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.75
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.90
Second Quarter (through June 18, 2012)	55.51	46.55	49.36

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Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange, and;
▪
subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of exchange-traded funds, although the matter is not clear, there is a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or

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legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the S&P 500 Index, Russell 2000 Index, MSCI Emerging Markets Index, S&P 100 Index or MSCI EAFE Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons

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Buffered Performance Leveraged Upside SecuritiesSM

considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this

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communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

June 2012	Page 20